EXHIBIT 21



                  SUBSIDIARIES OF GREG MANNING AUCTIONS, INC.


The subsidiaries of Greg Manning Auctions, Inc., which are wholly owned except where indicated, are as follows:


Name                                             Jurisdiction of Incorporation
-------------------------------                  -----------------------------
Spectrum Numismatics                             California
International, Inc.
Teletrade, Inc.                                  Delaware
Ivy & Mader Philatelic Auctions,                 Texas
Inc.
Greg Manning Direct, Inc.                        Delaware
Greg Manning Galleries, Inc.                     New York
Kensington Associates, LLC                       California